Exhibit 10.1

February 17, 2023

Dennis Kim

Chief Medical Officer

Re:	Notice of Resignation and Transition Agreement

This letter agreement sets forth your formal notice of resignation and the substance of a transition agreement (the “Agreement”) between CymaBay Therapeutics, Inc. (“CymaBay”) and you, entered into as a result of your resignation. The parties acknowledge that you are leaving your employment with CymaBay pursuant to Section 8.1 of your Employment Offer Letter dated May 5, 2021 (the “Employment Letter”) based on your own choice to pursue other endeavors. As a result, you are not entitled to any of the severance benefits set forth in Section 8.3 of the Employment Letter. However, in consideration of CymaBay continuing to provide employment benefits (including salary) to you from this date until May 17, 2023 (the “Transition Period”) and the other benefits set forth in this Agreement, you agree to provide the release set forth in Paragraph 12 hereof, as well as provide the other benefits to CymaBay set forth in this Agreement.

1. RESIGNATION. By your signature below, you are voluntarily resigning your employment with CymaBay.

2. SEPARATION DATE. Your employment with CymaBay will terminate on May 17, 2023 (the “Separation Date”).

3. ACCRUED SALARY AND ACCRUED VACATION PAY. On the Separation Date, CymaBay will pay to you all accrued salary, and all accrued and unused vacation pay earned through, and concluding on, the Separation Date, which will be subject to standard payroll deductions and withholdings.

4. SEVERANCE BENEFITS. You will not be entitled to any severance benefits as result of your termination of employment, either before or after the Separation Date.

5. BENEFITS AND INSURANCE. All CymaBay benefits and insurance cease as of the Separation Date except for health care benefits (medical, dental and vision coverage), which are in effect until the last day of the month in which your employment ends. To the extent provided by the federal COBRA law or, if applicable, state insurance laws, and by CymaBay’s current group health insurance policies, you will be eligible to continue your group health insurance benefits at your own expense. Later, you may be able to convert to an individual policy through the provider of CymaBay’s health insurance, if you wish.

Initial: DK

6. STOCK OPTIONS. The Separation Date is your date of termination of employment under CymaBay’s 2013 Equity Incentive Plan (the “Plan”) and your associated Stock Option Agreements for vesting purposes. You acknowledge and agree that under the terms of your Stock Option Agreements and the Plan, (i) subject to Paragraph 7 hereof, you have three (3) months from the Separation Date to exercise your options as to any shares that have vested as of the Separation Date and (ii) vesting stops as of the end of the Separation Date.

7. SEPARATION DATE RELEASE. On the Separation Date, CymaBay shall provide you with a copy of the release set forth in Exhibit A. You agree that if you do not sign and make effective the release provided in Exhibit A within the time period specified in paragraph (d) thereof that, notwithstanding Paragraph 6 hereof, your Stock Option Agreements or the Plan, as of the termination of such period your outstanding CymaBay options shall automatically terminate.

8. NO OTHER COMPENSATION OR BENEFITS. Other than the accrued salary and accrued vacation pay set forth in Paragraph 3 hereof, you will receive no other wages, salary, draws, commissions, insurances, bonuses (including as part of any annual bonus program), vacation pay, equity grants, benefits, or other monies or benefits from CymaBay at any time, and you agree that you are entitled to no other wages, salary, draws, commissions, benefits, insurances, bonuses (including as part of any annual bonus program), vacation pay, equity grants, or other monies of any nature from CymaBay.

9. COOPERATION AND ASSISTANCE. During the Transition Period, you agree to cooperate with CymaBay in connection with the transition of your work to other employees of CymaBay and/or questions CymaBay employees may have concerning or related to any matters arising from events, acts, or failures to act that occurred or occur during the period of your employment with CymaBay. Such cooperation includes, without limitation, making yourself available to CymaBay (by telephone) upon reasonable notice to answer questions.

10. RETURN OF CYMABAY PROPERTY. You agree that, within fifteen (15) days of the date hereof (the “Return Date”), you will return to CymaBay all CymaBay documents and data (and all copies thereof) and other CymaBay property that you have had in your possession at any time, including, but not limited to, CymaBay files, notes, records, business plans and forecasts, clinical documents or data, financial information, specifications, computer-recorded information, tangible property, credit cards, entry cards, identification badges and keys, and any materials of any kind that contain or embody any proprietary or confidential information of CymaBay (and all reproductions thereof). By signing this Agreement, you represent that you will make a diligent search for any CymaBay property and data in your possession or control and that you will return all such materials to CymaBay no later than the Return Date. You also agree that any duplicate copies of CymaBay data that you may have had in your possession (including, but not limited to, documents that you transferred to other computers or e-mail accounts, or backups thereof, or telephones containing CymaBay data) will be destroyed or deleted no later than the Return Date. CymaBay will not require you to return your CymaBay provided computer or mobile phone but will remotely wipe the computer and mobile phone (restore back to manufacturer’s default settings) on the Return Date and you will leave the computer connected to the Internet on that date to facilitate this procedure.

Initial: DK

11. PROPRIETARY INFORMATION OBLIGATIONS. After your employment you will refrain from any use or disclosure of CymaBay’s proprietary or confidential information or materials. In addition, you acknowledge your continuing obligations under your Employee Agreement on Confidential Information and Inventions, including, without limitation, your obligation not to use or disclose any confidential or proprietary information of CymaBay without prior written authorization from a duly authorized representative of CymaBay.

12. RELEASE OF CLAIMS.

(a) General Release. In exchange for the consideration provided to you under this Agreement to which you would not otherwise be entitled, you hereby generally and completely release CymaBay, and its respective directors, officers, employees, stockholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, ERISA plans, current and former trustees and administrators of ERISA plans, affiliates, and assigns (collectively, the “Released Parties”) from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to or on the date you sign this Agreement (collectively, the “Released Claims”).

(b) Scope of Release. The Released Claims include, but are not limited to: (1) all claims arising out of or in any way related to your employment with CymaBay or the termination of that employment; (2) all claims related to your compensation or benefits from CymaBay or the Released Parties, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in CymaBay or the Released Parties; (3) all claims for breach of contract, wrongful termination and breach of the implied covenant of good faith and fair dealing; (4) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (5) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 and 1991 (as amended), and the California Fair Employment and Housing Act (“FEHA”), as amended (each of which may include claims for age, race, color, ancestry, national origin, disability, medical condition, military and veteran status, marital status, sexual orientation, gender, gender identity, gender expression, religious creed, pregnancy, sex discrimination and harassment); the Older Workers Benefits Protection Act; the Employee Retirement Income and Securities Act (“ERISA”); the Family and Medical Leave Act (“FMLA”); the California Family Rights Act (“CFRA”); the federal Americans with Disabilities Act of 1990 (“ADA”); the Lilly Ledbetter Fair Pay Act; the Immigration Reform and Control Act of 1986; the Equal Pay Act, of 1963, as amended; California Business and Professions Code 17200; Uniform Trade Secrets Act; Sarbanes-Oxley Act; the California Labor Code (as amended) or the Fair Labor Standards Act (“FLSA”); any wage and hour law (including any claim for waiting-time penalties); privacy rights; whistleblower protections; and constitutional protections.

Initial: DK

(c) Section 1542 Waiver. YOU UNDERSTAND THAT THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS. You acknowledge that you have read and understand Section 1542 of the California Civil Code, which reads as follows:

A general release does not extend to claims which the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.

You hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to your release of any unknown or unsuspected claims you may have against CymaBay or any of the Released Parties.

(d) Excluded Claims. Notwithstanding the foregoing, the following are not included in the Released Claims (the “Excluded Claims”): (i) any rights or claims for indemnification you may have pursuant to any written indemnification agreement with CymaBay to which you are a party or under applicable law; (ii) any rights that are not waivable as a matter of law; and (iii) any claims for breach of this Agreement. You hereby represent and warrant that, other than the Excluded Claims, you are not aware of any claims you have or might have against any of the Released Parties that are not included in the Released Claims. You understand that nothing in this Agreement limits your ability to file a charge or complaint with any Government Agency. While this Agreement does not limit your right to receive an award for information provided to the Securities and Exchange Commission, you understand and agree that, to maximum extent permitted by law, you are otherwise waiving any and all rights you may have to individual relief based on any claims that you have released and any rights you have waived by signing this Agreement.

13. YOUR ASSISTANCE IN DISMISSING ADMINISTRATIVE CLAIMS. You acknowledge and warrant that there are no claims or actions currently filed or pending on your behalf relating to the subject matter of the Agreement. You hereby request all administrative agencies having jurisdiction over employment and labor law matters and courts to honor your release of claims under this Agreement. Should CymaBay ever request you to execute any administrative dismissal forms, unless CymaBay is in breach of this Agreement, you shall execute the form in a timely manner and return it to CymaBay.

14. NO COOPERATION. You agree that you will not knowingly counsel or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against CymaBay or any Released Parties, unless under a subpoena or other court order to do so. You agree both to immediately notify CymaBay upon receipt of any such subpoena or court order, and to furnish, within three (3) business days of its receipt, a copy of such subpoena or court order to CymaBay. If approached by anyone for counsel or assistance in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints against CymaBay or any Released Parties, you shall state no more than that you cannot provide counsel or assistance.

Initial: DK

15. EXPENSE REIMBURSEMENTS. You agree that, within ten (10) days of the date of this Agreement, you will submit your final documented expense reimbursement statement reflecting all business expenses you have incurred, if any, for which you seek reimbursement. CymaBay will reimburse you for these expenses pursuant to its regular business practice.

16. REPRESENTATIONS. You hereby represent that as of the date hereof you have been paid all compensation owed and for all time worked through February 15, 2023, you have received all the leave and leave benefits and protections for which you are eligible pursuant to FMLA, CFRA, any applicable state or federal law or CymaBay policy, and you have not suffered any on-the-job injury or illness for which you have not already filed a workers’ compensation claim.

17. NON-ADMISSION OF LIABILITY. You understand and agree that the promises and payments in consideration of this Agreement shall not be construed to be an admission of any liability or obligation by CymaBay to you or to any other person, and that CymaBay makes no such admission.

18. VOLUNTARY AGREEMENT AND REPRESENTATION OF UNDERSTANDING. You represent that you have thoroughly read and considered all aspects of this Agreement, that you understand all its provisions, and that you are voluntarily entering into this Agreement. You also represent that you have been advised of your right to consult with an attorney before signing this Agreement and that you have consulted with an attorney or voluntarily chosen not to do so.

19. MISCELLANEOUS. This Agreement, including its exhibits, constitutes the complete, final and exclusive embodiment of the entire agreement between you and CymaBay with regard to this subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of CymaBay. This Agreement shall bind the heirs, personal representatives, successors and assigns of both you and CymaBay, and inure to the benefit of both you and CymaBay, their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question shall be modified by the court so as to be rendered enforceable. This Agreement shall be deemed to have been entered into and shall be construed and enforced in accordance with the laws of the State of California as applied to contracts made and to be performed entirely within California.

Thank you for your contributions to CymaBay. We wish you the best in your future endeavors.

Sincerely,

/s/ Sujal Shah

Sujal Shah

Chief Executive Officer

Initial: DK

AGREED AND ACCEPTED:

By signing this letter, I acknowledge that I have had the opportunity to review this Agreement carefully with an attorney of my choice or have voluntarily chosen not to do so, that I understand the terms of the Agreement, and that I voluntarily agree to them.

/s/ Dennis Kim	20 Feb 2023
Dennis Kim	Date

Initial: DK

EXHIBIT A

RELEASE OF CLAIMS.

(a) General Release. In exchange for the consideration provided to me under the Transition Agreement dated February 16, 2023 to which I would not otherwise have been entitled, I hereby generally and completely release CymaBay, and its respective directors, officers, employees, stockholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, ERISA plans, current and former trustees and administrators of ERISA plans, affiliates, and assigns (collectively, the “Released Parties”) from any and all claims, liabilities and obligations, both known and unknown, that arose out of or were in any way related to events, acts, conduct, or omissions occurring prior to or on the date I sign this Release (collectively, the “Released Claims”).

(b) Scope of Release. The Released Claims include, but are not limited to: (1) all claims arising out of or in any way related to my employment with CymaBay or the termination of that employment; (2) all claims related to my compensation or benefits from CymaBay or the Released Parties, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in CymaBay or the Released Parties; (3) all claims for breach of contract, wrongful termination and breach of the implied covenant of good faith and fair dealing; (4) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (5) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 and 1991 (as amended), and the California Fair Employment and Housing Act (“FEHA”), as amended (each of which may include claims for age, race, color, ancestry, national origin, disability, medical condition, military and veteran status, marital status, sexual orientation, gender, gender identity, gender expression, religious creed, pregnancy, sex discrimination and harassment); the Older Workers Benefits Protection Act; the federal Age Discrimination in Employment Act of 1967 (as amended) (“ADEA”); the Employee Retirement Income and Securities Act (“ERISA”); the Family and Medical Leave Act (“FMLA”); the California Family Rights Act (“CFRA”); the federal Americans with Disabilities Act of 1990 (“ADA”); the Lilly Ledbetter Fair Pay Act; the Immigration Reform and Control Act of 1986; the Equal Pay Act, of 1963, as amended; California Business and Professions Code 17200; Uniform Trade Secrets Act; Sarbanes-Oxley Act; the California Labor Code (as amended) or the Fair Labor Standards Act (“FLSA”); any wage and hour law (including any claim for waiting-time penalties); privacy rights; whistleblower protections; and constitutional protections.

(c) Section 1542 Waiver. I UNDERSTAND THAT THIS RELEASE INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS. I acknowledge that I have read and understand Section 1542 of the California Civil Code, which reads as follows:

Initial: DK

A general release does not extend to claims which the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.

I hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to my release of any unknown or unsuspected claims I have against CymaBay or any of the Released Parties.

(d) ADEA WAIVER. I hereby acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the ADEA. I also acknowledge that the consideration given for the foregoing waiver is in addition to anything of value to which I was already entitled. I have been advised by this writing, as required by the ADEA that: (a) my waiver and release do not apply to any claims that may arise after my signing of this Release; (b) I should consult with an attorney prior to executing this release; (c) I have twenty-one (21) days within which to consider this release (although I may choose to voluntarily execute this release earlier); (d) I have seven (7) days following my execution of this Release to revoke the Release; and (e) this Agreement will not be effective until the eighth (8th) day after this Release has been signed by me (“Effective” or “Effective Date”). To revoke this Release, I must deliver a written revocation prior to the expiration of the seven-day period following my execution of this Release to:

Ken Boehm

SVP, Human Resources

CymaBay Therapeutics, Inc.

7575 Gateway Boulevard, Suite 110

Newark, CA 94560

kboehm@cymabay.com

(e) Excluded Claims. Notwithstanding the foregoing, the following are not included in the Released Claims (the “Excluded Claims”): (i) any rights or claims for indemnification I may have pursuant to any written indemnification agreement with CymaBay to which I am a party or under applicable law; (ii) any rights that are not waivable as a matter of law; and (iii) any claims for breach of the Transition Agreement. I hereby represent and warrant that, other than the Excluded Claims, I am not aware of any claims I have or might have against any of the Released Parties that are not included in the Released Claims. I understand that nothing in this Release limits my ability to file a charge or complaint with any Government Agency. While this Release does not limit my right to receive an award for information provided to the Securities and Exchange Commission, I understand and agree that, to maximum extent permitted by law, I am otherwise waiving any and all rights I may have to individual relief based on any claims that I have released and any rights I have waived by signing this Release.

/template, do not execute/
Dennis Kim	Date

Initial: DK

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